Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206355 on Form S-8 of our report dated March 10, 2022, relating to the consolidated financial statements and financial statement schedules of Conifer Holdings, Inc. appearing in this Annual Report on Form 10-K of Conifer Holdings, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 27, 2023